UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 30, 2014

WPCS INTERNATIONAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Eagleview Boulevard, Suite 300, Exton, PA 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 359-7228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 30, 2014, WPCS International Incorporated (the “Company”) entered into a waiver agreement (the “Waiver”) with holders (“Holders”) of a majority of the outstanding senior secured convertible notes (“Notes”) and warrants that were sold pursuant to a securities purchase agreement dated December 4, 2012. The Notes are secured by a first priority lien on the assets of the Company and subsidiaries pursuant to a security and pledge agreement (the “Security Agreement”) dated December 4, 2012 by the Company and subsidiaries in favor of Worldwide Stock Transfer LLC (the “Collateral Agent”), in its capacity as collateral agent for the Holders. As a result of the Waiver, the Collateral Agent released the stock of The Pride Group (QLD) Pty Ltd. (“Pride”), a wholly-owned subsidiary of the Company, from Collateral pursuant to the Security Agreement.

On July 31, 2014 (the “Closing Date”), the Company completed the sale of Pride to Turquino Equity LLC, a limited liability company (“Turquino”), whose managing member is Andrew Hidalgo (“Hidalgo”), former Chairman and Chief Executive Officer of the Company. The closing of the sale was pursuant to the Securities Purchase Agreement, dated September 19, 2013, by and between WPCS Australia Pty Ltd (“WPCS Australia”), a wholly-owned subsidiary of the Company, and Turquino (the “Agreement”).

Pursuant to the Agreement, WPCS Australia agreed to sell 100% of the shares of Pride to Turquino for $1,400,000 (“Purchase Price”), which Purchase Price was subject to adjustment based on the net tangible asset value (“NTAV”) of Pride on the Closing Date. In the event that the NTAV was less than AUD$1.4 million on the Closing Date, WPCS Australia was required to pay Turquino an amount equal to the shortfall between the NTAV as of the Closing Date and AUD$1.4 million. At the closing, the Purchase Price was to be settled by applying the net after tax severance balance due Hidalgo under his separation agreement, dated July 24, 2013 by and between Hidalgo and the Company (the “Severance Agreement”), as payment towards the Purchase Price. As of July 31, 2014, the total severance amount due to Hidalgo pursuant to the Severance Agreement was $1,137,500.

Pursuant to a letter agreement, dated July 31, 2014, by and between WPCS Australia and Turquino (the “Letter Agreement”), the parties agreed that the NTAV of Pride on the Closing Date was AUD $1,029,110 (USD $970,010). By the Letter Agreement, Hidalgo agreed to reduce the total severance owed to him under the Severance Agreement by $167,490, which reduced the total severance due Hidalgo to $970,010, the NTAV of Pride on the Closing Date. As a result, the Company was not required to make any further payment to Hidalgo pursuant to the Severance Agreement.

The foregoing information is a summary of the Waiver, Agreement and Letter Agreement described above, is not complete, and is qualified in its entirety by reference to the full text of such documents, copies of which are attached as exhibits to this Current Report on Form 8-K.  Readers should review such documents for a complete understanding of the terms and conditions associated with this transaction.

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Item 7.01	Regulation FD Disclosure.

On August 1, 2014, the Company issued a press release announcing the closing of the sale of Pride to Turquino. A copy of the press release is filed as Exhibit 99.01 hereto.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.01, is furnished pursuant to, and shall not be deemed to be "filed" for the purposes of, Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.  The information contained in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or any other document filed pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.  By filing this Current Report on Form 8-K and furnishing the information contained in this Item 7.01, including Exhibit 99.01, the Company makes no admission as to the materiality of any such information that it is furnishing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.01	Securities Purchase Agreement, dated as of September 19, 2013, by and between WPCS Australia and Turquino, filed as an exhibit to the Current Report filed by the Company on September 25, 2013 and incorporated herein by reference.

10.02	Form of Waiver Agreement, dated July 30, 2014, by and between the Company and Holders.

10.03	Letter Agreement, dated July 31, 2014, by and between WPCS Australia and Turquino.

99.01	Press release, dated August 1, 2014, issued by the Company.

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED

Date: August 1, 2014	By: /s/ JOSEPH HEATER
Joseph Heater
Chief Financial Officer

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